STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
filed 09:00 am 05/21/1999
991205255-3045298

CERTIFICATE OF INCORPORATION

OF

CAPITAL CONNECTION, INC.


FIRST:  The name of this corporation shall be:

                     CAPITAL CONNECTION, INC.

SECOND:	Its registered office in the State of Delaware is to be located at
 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is THE COMPANY CORPORATION.

THIRD:         The purpose or purposes of the corporation shall be:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:     The total number of shares of stock which this corporation is authorized to issue is:

     Fifty Million (50,000,000) shares with a par value of One Tenth of One Mil ($.0001) each, amounting to Five thousand Dollars ($5,000).

FIFTH:             The name and mailing address of the incorporator
 is as follows:

     Neysa Webb
     The Company Corporation
     1013 Centre Road
     Wilmington, DE 19805

SIXTH:             The Board of Directors shall have the power to adopt,
amend or repeal the by-laws.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this twenty-first day of May A.D. 1999.


							/s/ Neysa Webb
							Neysa Webb
							Incorporator